Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics, Inc. Settles Litigation and Will Receive $11

million Payment

August 11, 2011 Seattle—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) announced today it has settled outstanding litigation entitled Cell Therapeutics, Inc. v. The Lash Group, Inc., et al., Case No. 07-310 (filed in the Western District of Washington) (the “Litigation”). Further information regarding the Litigation may be found in CTI’s quarterly report on Form 10-Q for the period ending June 30, 2011, as filed with the U.S. Securities and Exchange Commission on July 28, 2011. The settlement is not an admission of liability by either party. Under the terms of the settlement agreement, CTI will receive from Lash Group, Inc.’s insurers a cash payment of $11 million within 60 days. Net proceeds to CTI after payment of unaccrued attorneys’ fees, litigation costs and expenses will be approximately $8.3 million. The settlement agreement also provides for a complete, mutual and general release of all claims between CTI and Lash Group, Inc.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect CTI include the risk that The Lash Group Inc.’s insurers may not be able to pay CTI the agreed upon settlement amount within sixty days or at all. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

www.CellTherapeutics.com

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

www.CellTherapeutics.com